EXHIBIT 5.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852


  TEL (212) 715-9100                                            47, Avenue Hoche
  FAX (212) 715-8000                                               75008 Paris
                                                                     France


                                                     December 20, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

           Re:  Registration Statement on Form SB-2
                -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to iVoice, Inc., a Delaware corporation formerly known as iVoice.com, Inc. ("iVoice"), in connection with the preparation and filing of a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 50,000,000 shares of iVoice's Class A common stock, par value $.001 per share (the "Shares"), issued or issuable by iVoice to Beacon Capital, LLC ("Beacon Capital"), the selling stockholder named in the Registration Statement as follows:

1. 49,500,000 Shares that iVoice may issue to Beacon Capital upon conversion of $150,000 of iVoice's 8% convertible debentures (the "Debenture"); and

2. 500,000 Shares that iVoice may issue upon exercise of a warrant iVoice issued to Beacon Capital as a commitment fee for purchasing the Debenture (the "Warrant").

         In connection with registration of the Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including but not limited to the Debenture, the Warrant and copies of resolutions of iVoice's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement. In rendering this opinion, we have (a) assumed (1) the genuineness of all signatures on all documents examined by us, (2) the authenticity of all documents submitted to us as originals, and (3) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and
(b) relied on (1) certificates of public officials and (2) as to matters of fact, statements and certificates of officers and representatives of iVoice.

         Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Debenture and the Warrant, for consideration equal to or greater than the par value at the time of issuance, will be validly issued, fully paid and non-assessable.

         We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

         The opinion expressed herein are based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision, or otherwise.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the heading "Expert and Counsel" in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Kramer Levin Naftalis & Frankel LLP